For Immediate Release
BofI Holding, Inc. Announces Record First Quarter Net Income, Up 42.9%

SAN DIEGO, CA - (MARKETWIRED) - October 29, 2015 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2015. Net income was a record $25.5 million, an increase of 42.9% over net income of $17.8 million for the quarter ended September 30, 2014. Earnings attributable to BofI's common stockholders were $25.4 million or $1.60 per diluted share for the first quarter of fiscal 2016, an increase of 43.1% from $17.8 million or $1.20 per diluted share for the first quarter ended September 30, 2014.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 38.1% to $25.5 million for the quarter ended September 30, 2015 compared to $18.5 million for the quarter ended September 30, 2014.

First Quarter Fiscal 2016 Financial Summary:

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	Q1 Fiscal 2016	Q1 Fiscal 2015	% Change
Net interest income	$59,128	$44,875	31.8%
Non-interest income	$9,789	$5,249	86.5%
Net income	$25,501	$17,841	42.9%
Adjusted Earnings[1]	$25,529	$18,485	38.1%
Net income attributable to common stockholders	$25,424	$17,764	43.1%
Diluted EPS	$1.60	$1.20	33.3%

1 See "Use of Non-GAAP Financial Measures"

"We delivered record earnings and margin expansion last quarter,” stated Greg Garrabrants, President and Chief Executive Officer. Mr. Garrabrants continued, “Loan growth was strong across a variety of categories, including jumbo single family, commercial real estate, C&I and auto. We successfully closed the H&R Block agreements, adding over 250,000 new IRA customers and approximately 729,000 new prepaid accounts, further diversifying our deposit base. We see tremendous opportunities to leverage Block’s nationwide footprint and digital channels to provide a variety of services to Block’s customers over time. Coupled with investments we are making in our user experience, technology, and personnel across each of our core businesses, we are well positioned to sustain strong organic growth in revenues and earnings."

Other Highlights:

•	Total assets reached $6,259.6 million, up $1,434.8 million or 29.7% compared to September 30, 2014

•	Loan portfolio grew by $1,266.2 million or 32.0% compared to September 30, 2014

•	Loan originations for the three months ended September 30, 2015 were $1,097.4 million, up 9.2% compared to the quarter ended September 30, 2014

•	Deposits grew by $1,493.6 million, or 45.8% compared to September 30, 2014

•	Asset quality remains strong with total non-performing assets of 0.50% of total assets and non-performing loans equal to 0.57% of total loans at September 30, 2015

•	Return on average common stockholders' equity was 18.34% compared to 18.61% for the three months ended September 30, 2014

•	Tangible book value increased to $36.33 per share, up $8.81 per share compared to September 30, 2014

First Quarter Fiscal 2016 Income Statement Summary
During the quarter ended September 30, 2015, BofI earned $25.5 million or $1.60 per diluted share compared to $17.8 million, or $1.20 per diluted share for the quarter ended September 30, 2014. Net interest income increased $14.3 million or 31.8% for the quarter ended September 30, 2015 compared to September 30, 2014. Average earning assets grew year over year by $1,371.5 million and our net interest margin was 4.02% compared to 3.98% for the quarters ended September 30, 2015 and 2014, respectively.
The loan loss provision was $2.4 million for the quarter ended September 30, 2015 compared to $2.5 million for the quarter ended September 30, 2014. The decrease was primarily due to a net recovery of $0.4 million during the quarter ended September 30, 2015.
For the first quarter ended September 30, 2015, non-interest income was $9.8 million compared to $5.2 million for the three months ended September 30, 2014. The increase year over year was primarily the result of a $2.8 million increase in gain on sale - other from sales of structured settlements and an increase in banking service fees and other income of $1.9 million primarily due to H&R Block service fees.
Non-interest expense or operating costs increased $5.5 million to $22.9 million for the quarter ended September 30, 2015 from $17.4 million for the three months ended September 30, 2014. The increase was mainly a result of an increase in compensation expense of $4.6 million related to staffing added since September 30, 2014, an increase in data processing and internet expense of $0.4 million and an increase of $0.3 million in advertising and promotional expense. The increases in staffing, data processing and internet expense and advertising and promotional expense were incurred to support the growth of the Bank's operations.

Balance Sheet Summary
BofI's total assets increased $435.9 million, or 7.5%, to $6,259.6 million, as of September 30, 2015, up from $5,823.7 million at June 30, 2015. The loan portfolio increased $296.7 million on a net basis, primarily from portfolio loan originations of $825.1 million less principal repayments and other adjustments of $528.4 million. Loans held for sale increased $3.0 million. Investment securities decreased $2.7 million primarily due to principal repayments. Total liabilities increased by $391.2 million, or 7.4%, to $5,681.4 million at September 30, 2015, up from $5,290.2 million at June 30, 2015. The increase in total liabilities resulted primarily from growth in deposits of $303.4 million. Stockholders' equity increased by $44.7 million, or 8.4%, to $578.2 million at September 30, 2015 from $533.5 million at June 30, 2015. The increase was primarily the result of $25.5 million in net income and sale of common stock of $16.0 million, net of commissions and fees.

The Bank's Tier 1 core capital to adjusted average assets ratio was 9.26% at September 30, 2015.

Conference Call
A conference call and webcast will be held on Thursday, October 29, 2015 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-523-1228, passcode 213917. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With $6.3 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings, previously labeled as “core earnings,” exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended
	September 30,
(Dollars in thousands)	2015	2014
Net income	$25,501	$17,841
Unrealized securities losses (gains)	48	1,090
Tax (provision) benefit	(20)	(446)
Adjusted earnings	$25,529	$18,485

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation recently filed against the Company, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

(Dollars in thousands)	September 30, 2015	June 30, 2015
Selected Balance Sheet Data:
Total assets	$6,259,648	$5,823,719
Loans—net of allowance for loan losses	5,225,319	4,928,618
Loans held for sale, at fair value	35,252	25,430
Loans held for sale, lower of cost or fair value	71,051	77,891
Allowance for loan losses	31,078	28,327
Securities—trading	7,902	7,832
Securities—available-for-sale	164,575	163,361
Securities—held-to-maturity	221,573	225,555
Total deposits	4,755,362	4,451,917
Securities sold under agreements to repurchase	35,000	35,000
Advances from the FHLB	821,000	753,000
Subordinated debentures	5,155	5,155
Total stockholders’ equity	578,217	533,526

Capital Ratios:
Equity to assets at end of period	9.24%	9.16%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.75%	9.59%
Common equity tier 1 capital (to risk-weighted assets)	15.58%	14.98%
Tier 1 capital (to risk-weighted assets)	15.72%	15.12%
Total capital (to risk-weighted assets)	16.55%	15.91%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.26%	9.25%
Common equity tier 1 capital (to risk-weighted assets)	14.94%	14.58%
Tier 1 capital (to risk-weighted assets)	14.94%	14.58%
Total capital (to risk-weighted assets)	15.77%	15.38%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
(Dollars in thousands, except per share data)	2015	2014
Selected Income Statement Data:
Interest and dividend income	$71,229	$54,805
Interest expense	12,101	9,930
Net interest income	59,128	44,875
Provision for loan losses	2,400	2,500
Net interest income after provision for loan losses	56,728	42,375
Non-interest income	9,789	5,249
Non-interest expense	22,918	17,446
Income before income tax expense	43,599	30,178
Income tax expense	18,098	12,337
Net income	$25,501	$17,841
Net income attributable to common stock	$25,424	$17,764

Per Share Data:
Net income:
Basic	$1.60	$1.20
Diluted	$1.60	$1.20
Book value per common share	$36.50	$27.57
Tangible book value per common share	$36.33	$27.52

Weighted average number of shares outstanding:
Basic	15,917,879	14,786,774
Diluted	15,923,209	14,845,627
Common shares outstanding at end of period	15,704,126	14,763,507
Common shares issued at end of period	16,793,248	15,750,279

Performance Ratios and Other Data:
Loan originations for investment	$825,072	$813,058
Loan originations for sale	$272,291	$191,630
Return on average assets	1.70%	1.56%
Return on average common stockholders’ equity	18.34%	18.61%
Interest rate spread[1]	3.89%	3.85%
Net interest margin[2]	4.02%	3.98%
Efficiency ratio	33.25%	34.81%

Asset Quality Ratios:
Net annualized charge-offs to average loans	(0.03)%	0.04%
Non-performing loans to total loans	0.57%	0.62%
Non-performing assets to total assets	0.50%	0.52%
Allowance for loan losses to total loans at end of period	0.59%	0.51%
Allowance for loan losses to non-performing loans	102.38%	82.48%
_________________________
1. Interest rate spread represents the difference between the annualized weighted-average yield on interest-earning assets and the annualized weighted-average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.